UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Euronet Worldwide, Inc.
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EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014
Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” the “Company,” “we” or “us”), will hold the Annual Meeting of our Stockholders (“Annual Meeting”) on Wednesday, May 21, 2014 at 1:00 p.m. (Central time) at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, to consider and vote upon the following matters:
1. Election of the Company’s two nominees for Director, each to serve a three-year term expiring upon the 2017 Annual Meeting or until a successor is duly elected and qualified;
2. Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2014;
3. Advisory vote to approve executive compensation; and
4. Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has fixed the close of business on March 24, 2014, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.
This year, the Company is again pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary
April 9, 2014

EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014
DATE, TIME AND PLACE OF MEETING
Euronet has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014, at 1:00 p.m. (Central time), at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, and at any postponement or adjournment of the meeting (the “Annual Meeting”).
Record Date; Quorum; Shares Outstanding
Stockholders at the close of business on March 24, 2014 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On March 24, 2014, there were 50,923,100 shares of Common Stock outstanding. No shares of preferred stock are outstanding. On March 24, 2014, there were stock options and restricted stock awards outstanding of 3,961,493 and 711,834, respectively.
REVOCABILITY OF PROXIES
Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any Stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s Secretary an instrument of revocation or a duly executed proxy bearing a later date.
VOTING AND SOLICITATION
Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our 2013 annual report available to Stockholders electronically via the internet. On or before April 10, 2014, we mailed to our Stockholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2014” (the “Notice”). All Stockholders will be able to access this proxy statement and our 2013 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the internet or request a printed copy may be found in the Notice. In addition, Stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages Stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of its annual meetings.
We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum. We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

Election of Directors
In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withheld From” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Director must submit an offer to resign.
In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board at any time before the meeting, Director nominees will be elected by a plurality of the shares represented at the meeting.

A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.
At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Amended and Restated Bylaws (“Bylaws”). To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions will have no effect on the election of Directors.
Other Matters
All other matters will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.
Broker Non-Votes
On certain routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to exercise discretion and vote on your behalf. Your broker is prohibited, however, from voting on other non-routine matters, which includes all of the proposals in this proxy statement other than the proposal to ratify the appointment of KPMG. Broker “non-votes” will occur when a broker does not receive voting instructions from a Stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of the Stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of Directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of Directors or the voting on such a proposal.
PERSONS MAKING THE SOLICITATION
Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.
WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS, EXCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK
As of the close of business on March 24, 2014, we had 50,923,100 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 24, 2014, held by: (i) each Euronet Director, nominee for Director and executive officer named in the summary compensation table, (ii) all Euronet Directors, nominees for Director and executive officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
Stockholder	Number of Shares (1)	Percent of Outstanding
Directors and Named Executive Officers
Michael J. Brown(2)	2,887,392	5.7%
3500 College Boulevard
Leawood, KS 66211
Rick L. Weller(3)	361,066	*
Kevin J. Caponecchi(4)	274,737	*
Jeffrey B. Newman(5)	120,570	*
Andrew B. Schmitt	69,649	*
Thomas A. McDonnell	68,136	*
Juan C. Bianchi(6)	44,523	*
M. Jeannine Strandjord(7)	43,075	*
Paul S. Althasen	42,019	*
Dr. Andrzej Olechowski	37,004	*
Nikos Fountas(8)	30,150	*
Martin L. Bruckner(9)	21,221	*
Eriberto R. Scocimara	10,222	*
Lu M. Cordova	6,128	*
All Directors, Nominees for Director and Executive Officers as a Group (14 persons)(10)	4,015,892	7.9%
Five Percent Holders:
Waddell & Reed Financial, Inc.(11)	5,141,892	10.2%
6300 Lamar Avenue
Overland Park, KS 66202
BlackRock, Inc.(12)	3,828,224	7.6%
40 East 52nd St.
New York, NY 10022
RS Investment Management Co. LLC(13)	2,915,933	5.8%
One Bush St., Suite 900
San Francisco, CA 94104
The Vanguard Group(14)	2,763,436	5.5%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Capital Management LLC(15)	2,577,860	5.1%
151 Detroit St.
Denver, CO 80206
_________

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the shares outstanding of Common Stock.

(1)
Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named Stockholder that are vested or that will vest within 60 days of March 24, 2014 and any restricted stock units owned by such person that will vest within 60 days of March 24, 2014.

(2)
Includes: (i) 602,223 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014, (ii) 705,542 shares of Common Stock pledged to secure a loan, (iii) 34,000 shares of Common Stock held by Mr. Brown’s wife, (iv) 206,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children, and (v) 80,000 shares of Common Stock held for the benefit of Mr. Brown's children in four family trusts, of which Mr. Brown's spouse is the trustee.

(3)	Includes 243,534 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(4)	Includes 223,494 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(5)	Includes 103,546 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(6)	Includes 34,309 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(7)	Includes (i) 10,000 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014, and (ii) 2,000 shares held in Ms. Strandjord’s individual retirement account.

(8)	Includes 18,729 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(9)	Includes 14,631 shares of Common Stock issuable pursuant to options currently exercisable as of March 24, 2014.

(10)	Includes 1,250,466 shares of Common Stock issuable pursuant to options currently exercisable and restricted stock units that will vest within 60 days of March 24, 2014.

(11)
This information was supplied on Schedule 13G filed with the SEC on February 7, 2014. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. Ivy Investment Management Company has sole voting and dispositive power with respect to 2,297,939 shares. Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. may each be deemed to have sole voting and dispositive power with respect to 2,843,953 shares. Waddell & Reed Financial, Inc. may be deemed to have sole voting and dispositive power with respect to 5,141,892 shares.

(12)	This information was supplied on Schedule 13G filed with the SEC on January 29, 2014. BlackRock, Inc. has sole voting power over 3,667,184 shares and sole dispositive power over 3,828,224 shares.

(13)
This information was supplied on Schedule 13G filed with the SEC on February 14, 2014. RS Investment Management Co. LLC has sole voting power over 2,820,320 shares and sole dispositive power over 2,915,933 shares.

(14)	This information was supplied on Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group has sole voting power over 68,551 shares and sole dispositive power over 2,697,785 shares.

(15)	This information was supplied on Schedule 13G filed with the SEC on February 14, 2014. Janus Capital Management LLC has sole voting and dispositive power over 2,577,860 shares.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Directors are as follows:

Name	Age	Position	Term Expires
Michael J. Brown	57	Chairman, Chief Executive Officer and Class I Director	2016
Andrew B. Schmitt(1)(2)(3)	65	Class I Director	2016
M. Jeannine Strandjord(1)(2)(3)(4)	68	Class I Director	2016
Dr. Andrzej Olechowski*(2)(3)	67	Class II Director	2014
Eriberto R. Scocimara*(1)(2)(3)	78	Class II Director	2014
Paul S. Althasen	49	Class III Director	2015
Lu M. Cordova(1)(2)(3)	59	Class III Director	2015
Thomas A. McDonnell(1)(2)(3)	68	Class III Director	2015

*	Nominated for election at this Annual Meeting.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating & Corporate Governance Committee.
(4)	Lead Independent Director.
Classified Board
We currently have eight Directors divided among three classes as follows:
Class I — Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord;
Class II — Dr. Andrzej Olechowski and Eriberto R. Scocimara; and
Class III — Paul S. Althasen, Lu M. Cordova and Thomas A. McDonnell.
The Board has determined that all of the Directors, other than Messrs. Brown and Althasen, are independent Directors as defined in the listing standards for The Nasdaq Stock Market LLC.
Two Class II Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2017. The Board has nominated Dr. Andrzej Olechowski and Eriberto R. Scocimara for election as Class II Directors. Unless otherwise instructed, each valid proxy will be voted for Messrs. Olechowski and Scocimara. Each of the Class II nominees has consented to serve as a Director of Euronet. If a nominee is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Messrs. Olechowski and Scocimara will be unable or will decline to serve as a Director.
Nominees for Election at the Annual Meeting
The following is a brief description of the business experience of each nominee for Director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should continue to serve as a Director for the Company, in light of the Company’s business and structure.
DR. ANDRZEJ OLECHOWSKI has served on our Board since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. From 2005 to 2009, Dr. Olechowski was the President of Conseil DG, a Polish consulting company. From 1995 until 2008, Dr. Olechowski served as a Senior Advisor for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Lech Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszawie S.A. (Poland). Until April 2009, Dr. Olechowski sat on the Supervisory Board of Vivendi (France) and currently sits on the Supervisory Board of Bank Handlowy w Warszawie

S.A. and the boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.
In selecting Dr. Olechowski as a nominee for Director, the Board considered his considerable stature in Polish government and business, his extensive business connections in and knowledge of the banking industry in Poland and Central Europe (which have historically been among the Company’s most important markets in the electronic funds transfer division), as well as his experience as a consultant and member of other boards with respect to the strategic and market factors affecting the Company’s business.
ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. From April 1994 through its liquidation in 2011, Mr. Scocimara served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that was funded by the U.S. government and invested in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director and chairman of the audit committee of ARC Document Solutions, Inc. and several privately owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.
In selecting Mr. Scocimara as a nominee for Director, the Board considered his extensive financial and business experience acquired through his participation on other boards and committees and management of a Central European investment fund. These qualities as well as his broad range of business contacts and knowledge of Central Europe are considered particularly valuable by the Board.
Other Directors
The following is a brief description of the business experience of each of our other Directors whose terms of office will extend beyond 2014, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the other Directors are qualified for service as a Director of the Company, in light of the Company’s business and structure. Except for Ms. Cordova, all of these Directors have served on our Board for at least five years.
MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and served as our President from December 11, 2006 to June 11, 2007. He also founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown was formerly a director of Blue Valley Ban Corp. and Nexxus Lighting, Inc. Mr. Brown received a B.S. in electrical engineering from the University of Missouri-Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri-Kansas City in 1997.
The Board considers as particularly valuable Mr. Brown's deep commitment to the success of the Company (demonstrated in particular by his long-term stock holdings), his extensive experience as the founder of the Company and the initiator of each of the business lines of the Company, and the strategic, business and financial skills and knowledge he brings to his position as Director. Through his management of the Company since its inception, Mr. Brown has acquired a unique knowledge of the financial transaction processing industry in the markets in which the Company operates.
ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt served as President and Chief Executive Officer of Layne Christensen Company from October 1993 until his retirement on January 31, 2012. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Currently, Mr. Schmitt serves on the board of directors of FreightCar America, Inc., where he chairs the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Schmitt served as a director of Layne Christensen Company until his retirement in 2012. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.
The Board considers as particularly valuable Mr. Schmitt's extensive financial, business and management experience and skills, including in particular, valuable knowledge and experience acquired from managing an international business that, like the Company, operated in many developing markets during his tenure.

M. JEANNINE STRANDJORD, CPA, has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and then Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord has been a director of American Century Mutual Funds (for six registered investment companies) since 1994, where she chairs the Performance Committee and is a member of the Executive Committee. From 1996 through May 2012, she was a director of DST Systems, Inc., where she chaired the Audit Committee and sat on the Compensation Committee and Governance and Nominating Committee. She joined the Board of the Ewing Marion Kauffman Foundation in January 2012 and chairs the Compensation Committee. She was a trustee for Rockhurst University for nine years and is currently on the Heartland Board of the National Association for Corporate Directors which she chaired for two years and now co-chairs. She is also on the Board and Audit Committee of the Greater Kansas City Community Foundation and the Truman Library. She joined the Board of MGP Ingredients in 2013 and chairs the Audit Committee and is on the Board of J.E. Dunn Construction Corp., a private company. Ms. Strandjord has been a director of the Company since 2001 and is currently the Chairman of the Audit Committee and sits on the Compensation Committee and Nominating & Corporate Governance Committee and was named Lead Independent Director in 2010.
The Board considers as particularly valuable Ms. Strandjord's experience on the boards of various other public companies, as well as an extensive background in finance, corporate governance, restructuring, talent management, and compensation and benefits.

PAUL S. ALTHASEN has served on our Board since May 2003. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a UK company ("e-pay"). Mr. Althasen served as Executive Vice President of Euronet until his resignation on April 2, 2012. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the UK. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.
The Board considers as particularly valuable Mr. Althasen’s broad first-hand knowledge and experience in the prepaid payments industry in Western Europe and especially in the UK, which is one of the Company’s largest prepaid markets.
LU M. CORDOVA has served on our Board since June 2011. Ms. Cordova is the Chief Executive Officer of Corlund Industries, L.L.C. and the Managing Member of the Mexican-based Almacen Storage Group. Formerly, she spent ten years with the Federal Reserve Bank of Kansas City where she served as Deputy Chairman, Chairman of the Board of Directors and served on the Bank's Economic Advisory Council. Ms. Cordova has held senior executive positions with Excite@Home and McGraw-Hill Standard & Poors, served on the Board of Directors for the National Association of Business Economists (NABE) and served for three terms on the Business Research Advisory Council of the U.S. Bureau of Labor Statistics. She is currently a director of Kansas City Southern, where she is a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Ms. Cordova received bachelors degrees in political science and economics from the University of California, Berkeley, where she advanced to the Ph.D. program in economics.
The Board values Ms. Cordova's extensive knowledge of economics, finance and the banking industry. The Board also considered as particularly valuable Ms. Cordova’s experience leading companies from start-up phases through maturity, which is a unique complement to the membership profile of the Board.
THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. From October 1984 until September 12, 2012, he served as Chief Executive Officer of DST Systems, Inc., a former stockholder of Euronet. From September 12, 2012 through December 31, 2012, he served as non-executive Chairman of DST Systems, Inc. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Mr. McDonnell is currently the President and Chief Executive Officer of the Ewing Marion Kauffman Foundation and a director of Kansas City Southern, where he is a member of the Audit Committee. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.
The Board considers valuable Mr. McDonnell's many years of experience in management of a public company in the transaction processing industry and participation on other company boards, whereby Mr. McDonnell has acquired extensive financial, accounting and management experience and substantive business knowledge. These qualities, as well as the knowledge of the Company’s business gained from his participation on the Board since the Company’s inception, are considered particularly valuable by the Board.

Required Vote and Board Recommendation
Election of the Company’s two nominees for Director requires each Director nominee to receive the affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting regarding the election of such Director nominee.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. ANDRZEJ OLECHOWSKI AND MR. ERIBERTO R. SCOCIMARA AS CLASS II DIRECTORS OF EURONET.

PROPOSAL 2
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014
We are requesting our Stockholders ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2014. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2014, review certain reports we will file with the SEC, audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.
KPMG LLP served as our independent registered public accounting firm for 2013, and performed professional services for us as described below in the “Audit Matters” section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.
Required Vote and Board Recommendation
Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2014 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our Stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail below under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed (i) to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans, and (ii) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success. The overall compensation program is designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.
Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses under our Executive Annual Incentive Plan, performance based equity grants and limited perquisites or other benefits. To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. This philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package. The Compensation Committee periodically reviews our executive compensation practices to ensure they achieve our desired goals.
At last year’s annual meeting, over 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s named executive officer compensation for 2012. We are asking our Stockholders to again indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our Stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our Stockholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and Compensation Committee value the opinions of our Stockholders and will consider the outcome of the vote when making future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board held five meetings during 2013. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. During 2013, each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).
Audit Committee
The Company has an Audit Committee established in accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee of the Board, composed solely of independent Directors, met four times in 2013. The following five Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Lu M. Cordova, Thomas A. McDonnell, Eriberto R. Scocimara and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules promulgated thereunder, as amended and incorporated into the listing standards of The Nasdaq Stock Market LLC.
The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.
The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our proxy statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.
Compensation Committee
The Compensation Committee of the Board met four times in 2013 to determine policies regarding the compensation of our executives and to review, determine, and recommend to the full Board as appropriate, the approval of the grant of options, restricted stock, restricted stock units and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations, as appropriate, to the Board with respect to the compensation of our Chief Executive Officer and other senior executive officers. Andrew B. Schmitt, Chair, Lu M. Cordova, Thomas A. McDonnell, M. Jeannine Strandjord, Dr. Andrzej Olechowski and Eriberto R. Scocimara are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are (i) independent as defined under the independence standards of the listing standards of the Nasdaq Stock Market LLC both for directors generally and those applicable to members of the Compensation Committee, (ii) “non-employee” directors under Section 16 rules, and (iii) “outside directors” for purposes of Internal Revenue Code Section 162(m).
The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
Its charter, authorizes our Compensation Committee to delegate its responsibilities to one or more subcommittees or Directors, in accordance with restrictions set forth in the charter. Under the terms of our incentive plans, our Compensation Committee is authorized to administer the plans and may delegate its authority under such plans to another committee of the Board or a Director.

Our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.

Annual Process for Determining Compensation of Executive Officers
As further described in the “Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the Compensation Committee, conducts an annual review of our overall compensation program for executive officers. With respect to executive officer compensation, our Compensation Committee reviews each of the key components of compensation — base salary and short- and long-term incentives, both within Euronet and as compared to peers and survey data to determine whether each of these components is consistent with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee determines, or recommends to the full Board as appropriate, the compensation for all key executives, including our Chief Executive Officer.
Process for Determining Non-Employee Director Compensation
Our Compensation Committee determines, or makes recommendations to the full Board as appropriate, Board compensation and benefits for non-employee Directors, including cash, equity-based awards and other compensation. In determining non-employee Director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee Director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee Directors, and (iv) assess the amount of compensation that is adequate to compensate our Directors for their time and effort with respect to Board obligations. If, after the periodic review of non-employee Director compensation by our Compensation Committee, the committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.
Outside Executive Compensation Consultants
The Compensation Committee directly retained AON Hewitt as its outside compensation consultant for 2013. AON Hewitt assisted the Compensation Committee and performed functions in connection with executive compensation matters for the Compensation Committee including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity), (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether the structure (the mix of cash and equity compensation, as well as annual and long term incentives) is appropriate and competitive, (iv) comparing Euronet’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practices and institutional investor guidelines, (v) comparing Euronet’s expense for stock-based compensation to its peer companies, (vi) advising the Compensation Committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment, regulatory changes and risk management, (vii) informing the Compensation Committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (viii) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (ix) providing the Compensation Committee with regular updates regarding changes in regulatory and legislative developments.
The Compensation Committee assessed the independence of AON Hewitt pursuant to SEC rules and concluded that no conflict of interest exists that would prevent AON Hewitt from independently advising the Company.
Compensation Policies and Practices as They Relate to Risk Management
Together with management, the Compensation Committee considered the design and operation of the Company’s compensation arrangements, including the performance objectives and target levels used in connection with incentive awards and evaluated the relationship between the Company’s risk management and these arrangements. The Compensation Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee met in February 2014 to evaluate the performance of the Board during 2013. Andrew B. Schmitt, Chair, Lu M. Cordova, M. Jeannine Strandjord, Andrzej Olechowski, Eriberto R. Scocimara and Thomas A. McDonnell are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.

The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending Director candidates for nomination by the Board. This charter is published on our website at http://ir.euronetworldwide.com/documents.cfm under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for Director nominees and the composition of the Board, and are published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a Director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating & Corporate Governance Committee considers the experience, qualifications, attributes and skills of each director and nominee, including the person’s particular areas of expertise and other relevant qualifications, and the interplay of such experience, qualifications, attributes and skills with the Board as a whole. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential Director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. The committee does not have a policy concerning diversity but it believes that the above criteria will lead the committee to consider diversity in its various forms (including diversity of age, experience, background and perspective) in selecting director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.
As general guidelines, members of the Board and potential Director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity;

•	act in a thorough and inquisitive manner;

•	are objective;

•	have practical wisdom and mature judgment;

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders;

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment;

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders;

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials; and

•	are committed to serve on the Board and its committees for an extended period of time.
In addition, we do not permit any new Directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions of other public companies to serve on more than two boards of public companies in addition to the Board, and (c) generally to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they will not be applied to incumbent Directors, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board.
The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary. Although the Company's Corporate Governance Guidelines previously contained an age limitation, the Board eliminated that limitation at its February 2014 Board meeting.

Director Candidate Recommendations and Nominations by Stockholders
The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider Director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters — Recommendations or Nominations of Individuals to Serve as Directors” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters — Deadline to Propose or Nominate Individuals to Serve as Directors” below.
Lead Independent Director
Under the Company’s Corporate Governance Guidelines, the Board annually selects a Lead Independent Director. The principal responsibilities of the Lead Independent Director are to call for and conduct executive sessions of the Board, serve as liaison between the Chairman of the Board and the independent Directors, approve meeting agendas and schedules for Board meetings, recommend matters to the Chairman for consideration by the Board and be available for consultation and direct communication with Stockholders and all interested parties. A full list of the roles and responsibilities is included in the Company’s Corporate Governance Guidelines.
The Board believes that the existence of a Lead Independent Director enhances coordination of decision-making among the independent Directors and communication between them and the Chairman, and provides a single point of contact for Stockholders and other outside parties to communicate with the Board. M. Jeannine Strandjord has been the Lead Independent Director since 2010.
Combined CEO and Chairman Role
Michael J. Brown currently serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company. The Nominating & Corporate Governance Committee and the Board have considered the advantages and disadvantages of the combination of these two roles and consider it appropriate to maintain the combined roles. In particular, the Board concluded that this structure promotes unified leadership and direction for the Company and provide a single, clear focus for the chain of command to execute the Company’s business plans and strategies.
Risk Oversight
The Board delegated oversight of Euronet’s risk management efforts to the Audit Committee. The Audit Committee’s role in risk oversight includes reviewing information provided by members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic and reputational risks. The Audit Committee uses such information to understand the Company’s risk identification, risk management and risk mitigation strategies. The Board believes that risk management is an integral part of Euronet’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.
Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Communications with the Board of Directors
The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, Kansas 66211 or by sending an email to directors@eeft.com.
Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.
Director Attendance at Annual Meeting
Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. One Director, Michael J. Brown, attended our 2013 Annual Meeting.
Code of Conduct
The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Code of Conduct is available on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm. Any amendment to or waiver of the Code of Conduct will be filed on Form 8-K or posted on our website.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Euronet has a long-standing compensation philosophy that emphasizes performance-based compensation. In furtherance of that philosophy, Euronet provides its executives strong incentives to drive operating performance and profitability, while promoting an appropriate balance between short-term performance and sustainable long-term growth. Our Compensation Committee believes that an appropriate incentive-driven compensation program closely correlates with the achievement of operating and financial performance goals that lead to improvements in long-term shareholder value. As described directly below, Euronet's strong operational and financial performance in 2013 was reflected in the significant increase in our Common Stock - outperforming broad equity indices, such as the S&P 500.
Management’s primary operating measures are earnings per share and operating income, each adjusted for certain pre-defined non-cash and non-recurring elements approved by the Compensation Committee, which we refer to as “Cash EPS” and “adjusted operating income,” respectively.
Financial Performance
In 2013, Euronet achieved strong financial results, while at the same time expanding our network of ATMs under management, launching our online money transfer website and expanding the distribution of non-mobile prepaid products into new markets. Our 2013 highlights include:

•	We increased total revenues by 11%, or $145.6 million, to $1,413.2 million in 2013 from $1,267.6 million in 2012;

•	We increased our adjusted operating income by 36%, or $30.8 million, to $117.5 million in 2013 from $86.7 million in 2012;

•	We increased Cash EPS by 30%, or $0.47, to $2.04 in 2013 from $1.57 in 2012; and

•
We completed the acquisition of Pure Commerce Pty Limited ("Pure Commerce") in January 2013. Pure Commerce extended our value added services portfolio to Point of Sale terminals in new and existing markets.

The closing price of our Common Stock increased 103% to $47.85 on December 31, 2013 from $23.60 on December 31, 2012. In comparison, the S&P 500 increased 30% during this same period. This followed a 28% increase in the price of our Common Stock in 2012 compared to a 14% increase of the S&P 500 in 2012.
Cash EPS for 2013 exceeded the maximum threshold for payment of annual incentive compensation to our Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”). Additionally, adjusted operating income for 2013 exceeded the maximum threshold for payment of annual incentive compensation to our Managing Directors of the Europe EFT and Money Transfer divisions.
The Compensation Committee believes that it establishes challenging performance goals for executive management incentive plans. For perspective, the CEO, President, and CFO achieved the minimum threshold for non-equity incentive compensation established by the Compensation Committee in four of the last five years and over the last five years, the CEO earned approximately 65% of the long-term share based incentive awards granted to him as a result of challenging performance targets. However, throughout the same past five years, each year’s revenues, adjusted operating income and Cash EPS increased.
The Compensation Committee made no changes in 2013 to the base salaries of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”). The Named Executive Officers’ 2013 compensation is explained in more detail below.
Overview and Philosophy
The Compensation Committee, which currently consists of six independent Directors who each hold a significant amount of Company stock, administers our executive compensation programs. The Compensation Committee is responsible for recommending policies to the Board that govern both annual cash compensation and equity ownership programs.
Our executive compensation policies have the following objectives:

•
to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.
Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual incentive compensation under our Executive Annual Incentive Plan, which is based on a combination of corporate and individual performance criteria, and stock options or grants of restricted stock or restricted stock units (collectively referred to as “restricted stock”) which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day-to-day activity in accordance with each executive officer’s employment arrangement with us. The annual incentive compensation component and the stock option and restricted stock awards are intended to reward executive officers for strong performance and to help align executive officers’ interests with those of the Stockholders.
To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Compensation Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders.
The Compensation Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package.
The Compensation Committee considers input from our Chief Executive Officer and Chief Financial Officer regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and to retain executive management. Our Chief Executive Officer makes recommendations to the Compensation Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to assess the Chief Executive Officer’s performance and determine appropriate compensation levels.
The Compensation Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. The Compensation Committee engaged the services of AON Hewitt as its compensation consultant for 2013. AON Hewitt reports directly and exclusively to the Compensation Committee and provides advice regarding current and emerging best practices with regard to executive compensation. Representatives from AON Hewitt attended the December 2012 meeting, when the Committee approved grants of stock incentive awards and determined executive compensation and established the performance targets for 2013. During 2013, AON Hewitt did not not provide any other services to the Compensation Committee or the Company.
Performance Criteria
In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Compensation Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Compensation Committee in assessing individual performance include, but are not limited to:

•
Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in per share earnings and return on equity;

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation;

•	Leadership and Effectiveness — management development and personal leadership; and

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Compensation Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Compensation Committee to align annual financial objectives with strategic leadership initiatives.

Peer Group
The Compensation Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.

The Company’s peer group (the “Peer Group”) for purposes of evaluating the Company’s executive compensation was updated in 2011 to better reflect a group of companies which have similar financial characteristics as Euronet and that operate in similar industries. With the exception of Coinstar, Inc., which was removed from the Peer Group during 2012 and TNS, Inc., which was removed from the peer group during 2013, no other changes were made from the Peer Group adopted in 2011. The companies comprising the Peer Group during 2013, all of which had revenues between $500 million and $2.4 billion and market capitalization between $700 million and $10 billion, were:

•     Fleetcor Technologies, Inc.
•     Total System Services, Inc.
•     Henry (Jack) & Associates, Inc.
•     Global Payments, Inc.
•     PTC, Inc. (formerly Parametric Technology Corp)
•     WEX, Inc. (formerly Wright Express Corp)
•     Black Knight InfoServ, LLC (formerly Lender Processing Services)
•     VeriFone Systems, Inc.
•     ACI Worldwide, Inc.

•    Compuware Corp
•    Fair Isaac Corp
•    Cardtronics, Inc.
•    Heartland Payment Systems
•    MoneyGram International, Inc.
•    Teletech Holdings, Inc.
•    Sykes Enterprises, Inc.
•    Mentor Graphics Corp
•    Global Cash Access Holdings, Inc.

Euronet's revenues and market capitalization ranked at the following percentile as compared to the Peer Group:

	Percentile Rank(1)
	Revenues	Market Capitalization
Euronet Worldwide, Inc.	47%	69%
(1) Based on fiscal 2013 revenues as reported in SEC filings. Market capitalization is based on shares reported as outstanding in SEC filings as of December 31, 2013.
Members of the current Peer Group were included because they met all of the following criteria:

•	the company was in the same or similar industry as Euronet, including Data Processing and Outsourced Services, Application Software and Internet Software and Services,

•	the company was comparable in revenue and market capitalization size to Euronet,

•	the company was headquartered in the United Sates and publicly traded on a major stock exchange, and

•	the company had a similar operating structure as Euronet, such as offering similar services and/or having significant foreign sales.
In December 2013, the Compensation Committee compared targeted executive compensation data with the median statistics of the relevant peer data. Base salaries for our executive officers were lower than the median of our peers as was cash compensation, which included annual non-equity incentive compensation. However, after adding stock incentive compensation, the total targeted compensation of our executive officers, with the exception of Mr. Brown our CEO discussed below, was generally in the second quartile compared to our peers. Most of the stock incentive compensation is subject to performance-based vesting criteria and our executive officers will fully earn this compensation only if the performance-based vesting criteria are satisfied and our share price appreciates from the date of grant. The Compensation Committee believes this structure is appropriate for our executive officers as it emphasizes performance-based stock compensation, consistent with our compensation philosophy.
The Compensation Committee reviewed the competitive benchmarking results from the peer group and increased the value of the long-term incentive compensation awarded to Mr. Brown. Mr. Brown has not received an increase in long-term incentive compensation for several years and, as a result, his total compensation was increased to be more competitive with the peer group and aligned to our compensation philosophy.

Incentive Plan
In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize the long-term performance of Euronet, the Board adopted, and Stockholders approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the Named Executive Officers. Under this plan, a portion of the executive officers’ compensation is based on the achievement of goals approved by the Compensation Committee after consultation with management. This plan is designed to focus the efforts of our key leaders by creating common accountability around specific long-term objectives.
The stated goal for Messrs. Brown, Caponecchi and Weller under the performance-based program under this plan for 2013 was to achieve specific annual Cash EPS targets. The Compensation Committee believes that a current focus on Cash EPS achievement is an important component in delivering stockholder value and an appropriate measure for Messrs. Brown, Caponecchi and Weller. For Messrs. Bianchi and Fountas, 2013 incentive targets consisted of achieving specific adjusted operating income targets for the Money Transfer and Europe EFT divisions, respectively. The specific goals under this program are discussed in more detail in the section entitled “Elements of Compensation — Annual Non-Equity Incentive Compensation” below.

Elements of Compensation
Key elements of our NEO compensation programs are as follow.

Element	Purpose	Characteristics
Base Salaries	Compensates executives for their level of responsibility and individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually
Annual Non-Equity Incentives	Promotes achieving our annual corporate and business division goals.	Performance-based cash opportunity; amount varies based on company and business division performance.
Stock Incentives	Promotes (a) achieving our long-term corporate financial goals and (b) stock price appreciation.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Each element of compensation is described below, including a discussion of the specific actions taken by the Compensation Committee for 2013 concerning the CEO and other executive officers.
Base Salary
In determining salary adjustments for the CEO and other executive officers, the Compensation Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the Peer Group. Adjustments are not made each year and no changes in base salary were made for the Named Executive Officers in 2013.
Annual Non-Equity Incentive Compensation
In determining annual non-equity incentive compensation, the Compensation Committee considers the overall performance of Euronet and the individual performance of each executive officer. In measuring individual performance, the Compensation Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.
The Executive Annual Incentive Plan, which was last approved by Stockholders in 2011, covers officers holding the office of Vice President and above. Non-equity incentive compensation to executive officers is closely correlated to Euronet’s financial performance. The Compensation Committee seeks to establish challenging and aggressive performance goals for executive management incentive plans. In December 2012, the Compensation Committee established 2013 incentive targets for Messrs. Brown, Caponecchi and Weller based on predetermined Cash EPS targets. For Messrs. Bianchi and Fountas, 2013 incentive targets consisted of achieving predetermined adjusted operating income targets of the Money Transfer and Europe EFT divisions, respectively, under the Executive Annual Incentive Plan.

For 2013, Messrs. Brown, Caponecchi and Weller were entitled to receive annual incentive compensation based on the achievement of predetermined threshold, target and maximum Cash EPS objectives. Cash EPS of $1.76, $1.84 or $1.92 would result in a payout as a percentage of base salary of 50%, 100% or 200%, respectively, for Mr. Brown and 37.5%, 75% or 150%, respectively, for Messrs. Caponecchi and Weller. The threshold, target and maximum Cash EPS objectives for 2013 represent a 12%, 17% and 22% increase over Cash EPS of $1.57 for 2012, respectively.
Mr. Bianchi was entitled to receive 33%, 66% or 100% of his base salary based on the Money Transfer division achieving adjusted operating income of $25.0 million, $28.0 million or $31.0 million, respectively.
Mr. Fountas was entitled to receive 33%, 66% or 100% of his base salary based on the Europe EFT division achieving operating income of $36.0 million, $40.0 million or $44.0 million, respectively.
For 2013, Cash EPS of $2.00 on a constant dollar basis was achieved, which resulted in the maximum annual incentive compensation being paid to Messrs. Brown, Caponecchi and Weller. For 2013, the Money Transfer division achieved adjusted operating income of $31.1 million, which resulted in the payment of the maximum annual incentive compensation to Mr. Bianchi. Additionally, in 2013, the Europe EFT division achieved adjusted operating income of $54.9 million, which resulted in the payment of the maximum annual incentive compensation to Mr. Fountas. Therefore, Messrs. Brown, Caponecchi, Weller, Fountas and Bianchi were paid $1,200,000, $547,500, $547,500, $330,000 and $365,310, respectively.
Retention Bonus
On occasion, the Compensation Committee may approve bonus payments to retain key executives. During 2011, the Compensation Committee approved a $700,000 retention bonus payment to Mr. Fountas. Mr. Fountas would have been required to repay the entire bonus if he had resigned or was dismissed for cause before February 23, 2014.
Stock Incentive Programs
Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Compensation Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Compensation Committee for recommendation to the Board during regularly scheduled committee meetings, of which there are typically four per year occurring at regular intervals. The Compensation Committee intends that performance-based stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of anticipated performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executive officers with the Stockholders. In certain circumstances, executives are awarded time-based stock incentives to provide a significant retention incentive. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

The exercise price of all option awards made to our Named Executive Officers or any of our other employees is fixed at the closing trading price on the date of grant. We do not have a program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding or following the grant date.
While the Stock Incentive Plan last approved by the Stockholders in May 2013 does not include minimum vesting periods, the Compensation Committee rarely approves equity awards which vest in less than three years. For awards made in 2013, the vesting schedules ranged from three to five years with the average vesting period being 4.4 years. Moreover, while our Stock Incentive Plan does not require executives to hold shares for a predetermined period following vesting, our equity award agreements generally contain extended vesting schedules. Euronet's executives have historically held options and restricted shares for extended periods following vesting. As of December 31, 2013, our Named Executive Officers held, on average, 81% of the shares from equity awards (options and restricted stock) that have vested over the last five years. This practice of executive officer share retention is clearly demonstrated in the Beneficial Ownership of Common Stock table on page six of this Proxy Statement.

The Compensation Committee’s compensation philosophy is to have stock incentives that generally pay more for superior performance and less if performance does not achieve that level. The Compensation Committee, in determining stock incentive grants to the individual executive officers, considered the award levels granted to executive officers in prior years and award levels granted to executives with similar job responsibilities in the Peer Group. The Compensation Committee believes that a mix of stock options and performance-based restricted stock promote alignment with shareholder value by focusing on long-term share appreciation, strong earnings through Cash EPS, and a threshold level of operating income.
In December 2013, the Named Executive Officers, with the exception of Mr. Bianchi who is discussed below, were granted a combination of stock options and restricted stock. The stock options vest based on service conditions over five years. The restricted stock awards were divided into two groups with different vesting criteria. The first group of awards vest based on achieving compound annual growth in Cash EPS, on a constant dollar basis, for the years 2014 through 2016, contingent upon continued employment from the grant date to the date of vesting. Threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of the award. The second group of awards vests over five years based on service conditions, contingent upon the achievement of annual operating income, excluding certain non-cash charges and non-recurring items, of $60 million each year. These awards are further described in the paragraphs and tables below.
In December 2013, Mr. Bianchi was granted a combination of awards evenly divided among stock options, time based restricted stock and performance based restricted stock. The stock options and time based restricted stock vest based on service conditions over a three year period. The performance based restricted stock award vests based on the Money Transfer division achieving annual EBITDA growth of 9%, year over year, for the years 2014 through 2016, on a constant dollar basis, and is contingent upon continued employment from the grant date to the date of vesting.

As described above, the Compensation Committee reviewed Euronet’s performance in recent years in relation to the executive’s incentive targets to confirm that the performance measures the Compensation Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Compensation Committee determined that the targets and the associated level of compensation awarded to the executive officers have been appropriate. To demonstrate the challenge in achieving the vesting criteria in the CEO’s long-term stock incentive awards, over the past five years, the CEO has realized approximately 65% of $10.7 million reported compensation. We reported and included each year’s award as compensation in the summary compensation tables. These historical awards, while reported as compensation, are theoretical valuations assuming stock appreciation and full achievement of the established performance goals. We base the value realized on three important factors — a five year vesting period for equity awards, achievement of the predetermined performance goals and stock price appreciation.
Therefore, actual compensation will differ from theoretical compensation based upon actual stock price and operating performance. Over the same five year period, the CEO realized approximately 65% of the theoretically awarded value because either the stock did not appreciate to the theoretically assumed value or actual performance did not meet the Compensation Committee’s established targets. The Compensation Committee believes this illustrates that it sets competitive compensation targets that align the interests of executives with those of Stockholders.
Compensation Mix

The Compensation Committee concluded that executive compensation reflects an appropriate mix of base salary, incentive bonuses, service-based equity compensation and performance-based equity compensation that provides sufficient retentive and motivational value to align the interests of executives with our Stockholders.
Benefits
Our employees in the United States are entitled to receive medical, dental, vision, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent or four percent of a participant’s deferrals, depending on which subsidiary’s plan the employee participates. Generally, employees outside the United States are covered by social benefit programs of their respective countries. Our executive officers generally participate in these benefit plans on the same basis as our other employees.
With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because his ownership of Euronet exceeds five percent, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”

Retirement Plans
We do not sponsor a defined benefit pension plan or any other deferred compensation plans for executives or any of our other employees.
Perquisites and Other Benefits
Perquisites and other benefits are a very small part of our executive compensation program. The aggregate incremental cost to the Company of providing perquisites and other benefits to our CEO and other Names Executive Officers in 2013 was $33,604 and $65,768, respectively, and is included in the “All Other Compensation” column of the Summary Compensation Table on page 28. Considered both individually and in the aggregate, the Compensation Committee believes that the perquisites and other benefits we offer to our Named Executive Officers are reasonable and appropriate.

Change in Control

Euronet has a change in control provision in our Stock Incentive Plan that applies to all plan participants, including our Named Executive Officers. The change in control provisions were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction will be motivated to act in their own interests rather than the interests of the Stockholders. Employees may not be in a position to influence the Company’s performance after a change in control and may not be in a position to earn their incentive awards or vest in their equity awards. Thus, the provisions are designed to make any transaction neutral to the employees’ economic interests. For a more detailed discussion of change in control arrangements with our Named Executive Officers see the "Employment Agreements" discussion below.
Employee and Director Stock Ownership
Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. More than 350 employees have received awards in a combination of stock options and restricted stock. This means that, like other Stockholders, employees broadly participate in both the upside opportunity and the downside risk of our performance. The allocation of stock bonus awards is progressive, so that as an employee's total compensation increases, an increasing percentage of total compensation is paid in restricted stock and/or stock options. This ensures that higher paid employees have a greater at risk financial interest in the sustained success of Euronet. Further, our insider trading policy prohibits our executives and directors from engaging in hedging transactions designed to offset decreases in the market value of Euronet Common Stock. Our insider trading policy also contains restrictions on holding securities in a margin account or pledging securities as collateral for a loan. Exceptions to this restriction on pledging may be granted by the General Counsel under limited circumstances when the pledgor demonstrates the financial capacity to repay a loan without resorting to the pledged securities. Mr. Brown was granted a waiver of this restriction on pledging shares in connection with the pledge of shares to secure a loan from a third-party bank for a personal investment equal to 8% of the total value of shares he holds. Based on recent stock price appreciation, the value of shares pledged now significantly exceeds the amount of the loan and the number of shares held as collateral is expected to be reduced over time.
The Compensation Committee has adopted stock ownership guidelines for the Chief Executive Officer and the non-executive Directors. The guidelines provide that after a compliance period of five years, the Chief Executive Officer is required to hold Euronet stock, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to five-times his annual base salary, and each Director is required to hold Euronet shares, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to four times the cash component of the annual Board fee. Our Chief Executive Officer and each Director exceeds the applicable stock ownership guideline thresholds. As of December 31, 2013, our CEO owned Euronet Stock and in-the-money stock options with a value equal to 175 times his annual base salary. Our Directors owned Euronet Stock and in-the-money stock options with values equal to a multiple of the cash component of the annual Board fee as follows: Messrs. Althasen (27 times), Olechowski (24 times), Schmitt (44 times), Scocimara (7 times), McDonnell (43 times); Ms. Cordova (4 times) and Ms. Strandjord (25 times).

Repricing of Equity Awards
The Compensation Committee believes that equity awards should be made based upon conditions and financial metrics established as of the time of each award and that the terms of awards outstanding should not be revised as conditions change. The Compensation Committee is therefore committed not to engage in repricing of equity awards outstanding, except in the context of certain corporate reorganizations or with the approval of Stockholders. This policy has been confirmed through an amendment to our 2006 Stock Incentive Plan, which restricts us from engaging in repricing except in certain corporate reorganizations, without the approval of our Stockholders. The Compensation Committee extends its policy against repricing to all of Euronet’s equity plans.

Adjustments to Compensation Plan
We currently have no formal policy on recapturing salary or incentive awards (equity or cash) granted to a Named Executive Officer in the event that we are required to restate our financial statements (whether arising from conduct or actions of the Named Executive Officer, or otherwise). There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and becomes final. The Compensation Committee believes that, despite the lack of a formal claw back policy, we have other policies and procedures in place that would deter and discourage Named Executives Officers from engaging in conduct or actions that may cause us to restate our financial statements. These include: (i) the forfeiture of outstanding equity awards upon termination for cause; (ii) the Compensation Committee's discretion over the value of equity awards grants that are made annually; and (iii) the vesting of performance-based awards granted to our Named Executive Officers generally occurs over a three to five year period. However, we intend to adopt such a policy after the SEC adopts final rules related to compensation claw backs pursuant to the Dodd-Frank Act. We believe it is prudent practice to await the SEC's guidance before adopting such a claw back policy.
Tax Treatment
The Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2013 is fully tax deductible. Generally, the Compensation Committee intends that the annual non-equity incentive compensation, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit.
Advisory Vote on Executive Compensation
The Company conducts an advisory vote on executive compensation every year at its annual meeting. While the vote is not binding on the Company, the Board, or the Compensation Committee, the Compensation Committee believes that an annual advisory vote on executive compensation offers Stockholders the opportunity to express their views regarding the Company’s compensation program and the Compensation Committee’s decisions on executive compensation. The Board and the Compensation Committee value the opinions of Stockholders and the Compensation Committee will consider Stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
At last year’s annual meeting, 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s Named Executive Officer compensation as disclosed in the proxy statement. The Board and Compensation Committee considered the vote result in determining that no significant changes to the Company’s executive compensation program were necessary at this time.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis presented above with management, and, based on that review, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Andrew B. Schmitt, Chair
Lu M. Cordova
Thomas A. McDonnell
Eriberto R. Scocimara
M. Jeannine Strandjord
Dr. Andrzej Olechowski
The Compensation Committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2013 for the periods indicated:

Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Compensation	All Other Compensation		Total Annual Compensation
Michael J. Brown	2013	$600,000	—		$1,249,985	$1,249,996	$1,200,000	$33,604	(4)	$4,333,585
Chairman and Chief Executive Officer	2012	600,000	—		999,998	1,000,108	1,200,000	54,738		3,854,844
	2011	600,000	—		1,000,003	1,000,548	1,200,000	8,358		3,808,909
Kevin J. Caponecchi	2013	365,000	—		499,994	500,006	547,500	10,395	(5)	1,922,895
President	2012	365,000	—		500,011	500,054	547,500	10,395		1,922,960
	2011	365,000	—		500,010	500,202	438,000	9,975		1,813,187
Rick L. Weller	2013	365,000	—		499,994	500,006	547,500	9,738	(5)	1,922,238
Executive Vice President and Chief Financial Officer	2012	365,000	—		500,011	500,054	547,500	9,250		1,921,815
	2011	365,000	—		500,010	500,202	438,000	8,358		1,811,570
Nikos Fountas(6)	2013	365,310	—		349,987	350,004	365,310	11,893	(5)	1,442,504
Executive Vice President and Managing Director, Europe EFT Processing Segment	2012	353,701	—		250,005	250,027	353,701	16,261		1,223,695
	2011	382,873	700,000	(1)	150,001	150,083	127,624	15,516		1,526,097
Juan C. Bianchi	2013	330,000	—		334,187	166,699	330,000	33,742	(4)	1,194,628
Executive Vice President and Managing Director, Money Transfer Segment	2012	320,769	—		500,000	500,000	330,000	33,412		1,684,181

 __________

(1)	Retention bonus paid in 2011.

(2)
Compensation for restricted stock is computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2013. Restricted stock awards for each fiscal year include awards subject to performance conditions that were valued based on the assumption the highest level of the performance targets would be achieved.

(3)
Compensation for stock options is computed in accordance with the provisions of ASC Topic 718. Amounts represent the grant date fair value determined using the Black-Scholes-Merton model. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2013.

(4)	The following table sets forth the incremental costs to the Company of each perquisite or other benefits that are required to be quantified by SEC rules.

Named Executive Officer	Personal Travel	Company-Paid Vehicle	Euronet 401(K) Plan Matching Contributions	Health and Group Life Insurance		Total
Michael J. Brown	$23,638	$—	$7,500	$2,466		$33,604
Juan C. Bianchi	—	7,200	—	26,542	(a)	33,742
(a) Mr. Bianchi is Managing Director of our Money Transfer Division, which is headquartered in California, as such, he participates in a health insurance plan that is not generally available to other Named Executive Officers.

(5)
All other compensation for Messrs. Caponecchi and Weller is comprised of matching contributions under the Euronet 401(k) Plan and group life insurance premiums. All other compensation for Mr. Fountas is for a company-paid vehicle.

(6)
Mr. Fountas is paid in euros and the U.S. dollar amounts disclosed for salary, non-equity incentive compensation and other compensation were converted from euros using the average foreign currency exchange rate for the period over which the amounts were paid. Restricted stock and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

Grants of Plan-Based Awards for 2013
The following table summarizes estimated possible payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2013.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Michael J. Brown	$300,000	$600,000	$1,200,000
Kevin J. Caponecchi	136,875	273,750	547,500
Rick L. Weller	136,875	273,750	547,500
Juan C. Bianchi	108,900	221,100	330,000
Nikos Fountas	120,550	241,099	365,310
The following table summarizes estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2013.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Michael J. Brown	12/10/2014	(1)	4,082	8,165	16,329				$749,991
	12/10/2014	(2)		10,886					499,994
	12/10/2014	(3)					67,824	$45.93	1,249,996
Kevin J. Caponecchi	12/10/2014	(1)	1,633	3,266	6,532				300,015
	12/10/2014	(2)		4,354					199,979
	12/10/2014	(3)					27,130	45.93	500,006
Rick L. Weller	12/10/2014	(1)	1,633	3,266	6,532				300,015
	12/10/2014	(2)		4,354					199,979
	12/10/2014	(3)					27,130	45.93	500,006
Nikos Fountas	12/10/2014	(1)	1,143	2,286	4,572				209,992
	12/10/2014	(2)		3,048					139,995
	12/10/2014	(3)					18,991	45.93	350,004
Juan C. Bianchi	12/10/2014	(4)			3,628				166,634
	12/10/2014	(5)					9,045	45.93	166,699
	12/10/2014	(6)				3,628			166,634
  _______

(1)
Restricted stock award that vests on achieving threshold, target or maximum compound annual growth in Cash EPS, on a constant dollar basis, for the years 2014 through 2016, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award.

(2)
Restricted stock award that vests 20% each year, over five years from the grant date, contingent upon the achievement of annual operating income, excluding non-cash impairment charges, intangible amortization, share-based compensation, changes in the value of acquisition contingent consideration and other unusual or nonrecurring items, of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates.

(3)	Stock option award that vests 20% on each of the first five anniversaries of the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(4)
Restricted stock award that vests one-third each year, based on achieving a 9% year over year growth rate for the Money Transfer division in EBITDA, on a constant dollar basis, for the years 2014 through 2016, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(5)	Stock option award that vests one-third on each of the first three anniversaries of the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(6)	Restricted stock award that vests one-third each year, over the first three anniversaries of the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

Equity Awards Outstanding at Fiscal Year-End for 2013
The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2013.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Brown	33,750			$22.00	6/9/2014	24,150	(1)	$1,155,578	16,200	(1)	$775,170
	378,631			10.10	12/16/2018	28,670	(2)	1,371,860	28,061	(2)	1,342,719
	110,961	73,975	(4)	17.05	12/15/2020	35,191	(3)	1,683,889
	58,512	87,767	(6)	16.39	12/14/2021	4,881	(5)	233,556	14,643	(5)	700,668
	20,369	81,475	(8)	23.63	12/11/2022				36,608	(7)	1,751,693
		67,824	(10)	45.93	12/10/2023	3,386	(9)	162,020	13,542	(9)	647,985
									25,391	(11)	1,214,959
									10,886	(10)	520,895
									16,329	(10)	781,343

Kevin J. Caponecchi	128,573			10.10	12/16/2018	5,151	(12)	246,475	5,042	(12)	241,260
	55,480	36,988	(4)	17.05	12/15/2020	17,595	(3)	841,921
	29,256	43,883	(6)	16.39	12/14/2021	2,441	(5)	116,802	7,322	(5)	350,358
	10,185	40,737	(8)	23.63	12/11/2022				18,304	(7)	875,846
		27,130	(10)	45.93	12/10/2023	1,693	(9)	81,010	6,771	(9)	323,992
									12,696	(11)	607,504
									4,354	(10)	208,339
									6,532	(10)	312,556

Rick L. Weller	148,613			10.10	12/16/2018	14,490	(1)	693,347	9,720	(1)	465,102
	55,480	36,988	(4)	17.05	12/15/2020	8,217	(2)	393,183	8,043	(2)	384,858
	29,256	43,883	(6)	16.39	12/14/2021	17,595	(3)	841,921
	10,185	40,737	(8)	23.63	12/11/2022	2,441	(5)	116,802	7,322	(5)	350,358
		27,130	(10)	45.93	12/10/2023				18,304	(7)	875,846
						1,693	(9)	81,010	6,771	(9)	323,992
									12,696	(11)	607,504
									6,532	(10)	312,556
									4,354	(10)	208,339

Nikos Fountas	9,247	18,494	(4)	17.05	12/15/2020	3,000	(13)	143,550
	4,389	13,164	(6)	16.39	12/14/2021	2,196	(14)	105,079
	5,093	20,368	(8)	23.63	12/11/2022	3,385	(15)	161,972
		18,991	(10)	45.93	12/10/2023	8,798	(3)	420,984
									5,491	(7)	262,744
									6,348	(11)	303,752
									3,048	(10)	145,847
									4,572	(10)	218,770

Juan C. Bianchi	8,520			10.10	12/16/2018	7,122	(16)	340,788
	4,624	9,247	(4)	17.05	12/15/2020	7,122	(17)	340,788
	7,314	21,942	(6)	16.39	12/14/2021	4,399	(3)	210,492
	13,851	55,401	(18)	17.55	8/15/2022	1,220	(5)	58,377	3,661	(5)	175,179
		9,045	(10)	45.93	12/10/2023	3,628	(10)	173,600
									9,152	(7)	437,923
									3,628	(10)	173,600

__________

(1)
Restricted stock award granted on December 12, 2005. The remaining award vests based on each year's cumulative growth in Adjusted EPS over ten years, as compared to 2005, less shares vested in prior years such that all shares will vest when we have achieved 100% growth in Adjusted EPS as compared to 2005. The shares earned based on 2013 performance vested on February 27, 2014.

(2)
Restricted stock award granted on March 6, 2008. The remaining award vests each year in proportion to growth in Cash EPS, with the number of shares vested determined based on cumulative growth in Cash EPS over 10 years, such that all shares vest upon achievement of 100% growth in Cash EPS with 2007 as the base year. If Cash EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares. The shares earned based on 2013 performance vested on February 27, 2014.

(3)
Restricted stock award granted on December 15, 2010. The award vested on February 27, 2014, based on achieving cumulative Cash EPS of $4.54, on a constant dollar basis, for the fiscal years 2011 through 2013.

(4)
Stock option award granted on December 15, 2010, one-half of the remaining unexercisable stock options will vest on each of December 15, 2014 and 2015, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(5)
Restricted stock award granted on December 14, 2011. The remaining award will vest one-third for each of fiscal years 2014 through 2016, contingent upon the achievement of annual operating income, excluding non-cash impairment charges, intangible amortization, share-based compensation, changes in the value of acquisition contingent consideration or other unusual or nonrecurring items of $60 million each year and the Named Executive Officer's continued employment on the vesting dates. The shares earned based on 2013 performance vested on February 27, 2014.

(6)
Stock option award granted December 14, 2011, one-third of the remaining unexercisable stock options will vest on each of December 14, 2014, 2015 and 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(7)
Restricted stock award granted on December 14, 2011. The award vests based on achieving threshold, target or maximum compound annual growth in Cash EPS, on a constant dollar basis, for fiscal years 2012 through 2014, contingent upon the Named Executive Officer's continued employment on the vesting date. Threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award.

(8)
Stock option award granted December 11, 2012, one-fourth of the remaining unexercisable stock options will vest on each of December 11, 2014, 2015, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(9)
Restricted stock award granted on December 11, 2012. The remaining award will vest one-fourth for each of the fiscal years 2014 through 2017, contingent upon the achievement of annual operating income, excluding non-cash impairment charges, intangible amortization, share-based compensation, changes in the value of acquisition contingent consideration and other unusual or nonrecurring items, of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2013 performance vested on February 27, 2014.

(10)	See footnotes to table under “Grants of Plan-Based Awards for 2013” for a description of the vesting schedule for these awards.

(11)
Restricted stock award granted on December 11, 2012. The award vests based on achieving threshold, target or maximum compound annual growth in Cash EPS, on a constant dollar basis, for the years 2013 through 2015, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award.

(12)
Restricted stock award granted on July 2, 2007. The remaining award vests each year in proportion to growth in Cash EPS, with the number of shares vested determined based on cumulative growth in Cash EPS over 10 years, such that all shares vest upon achievement of 100% growth in Cash EPS with 2007 as the base year. If Cash EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares. The shares earned based on 2013 performance vested on February 27, 2014.

(13)
Restricted stock award granted on February 23, 2010. Two-thirds of the award vested on February 23, 2014, the remaining award will vest on February 23, 2015, contingent upon the Named Executive Officer's continued employment on the vesting date.

(14)
Restricted stock award granted on December 14, 2011. One-third of the remaining award will vest on each of December 14, 2014, 2015 and 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(15)
Restricted stock award granted on December 11, 2012. One-fourth of the remaining award will vest on each of December 11, 2014, 2015, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(16)	Restricted stock award granted on August 15, 2012. The remaining award will vest on August 15, 2014, contingent upon the Named Executive Officer's continued employment on the vesting date.

(17)
This restricted stock award was granted pursuant to a performance-based restricted stock award that was earned based on achieving a 9% year over year growth rate in EBITDA for the Money Transfer division for 2013 compared to 2012, on a constant dollar basis. The award will vest on August 15, 2014, contingent upon the Named Executive Officer's continued employment on the vesting date.

(18)
Stock option award granted August 15, 2012, one-fourth of the remaining unexercisable stock options will vest on each of August 15, 2014, 2015, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

Option Exercises and Restricted Stock Vested for 2013
The following table sets forth certain information concerning options exercised and restricted stock vested for the Named Executive Officers during the fiscal year ended December 31, 2013.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Brown	—	$—	16,157	$385,506
Kevin J. Caponecchi	63,850	926,037	3,426	81,744
Rick L. Weller	72,250	1,554,768	7,486	178,616
Nikos Fountas	22,882	715,815	6,879	205,217
Juan C. Bianchi	50,636	1,292,621	15,466	553,220
_________
 (1) Market value of underlying securities on the date of exercise, minus the exercise price.

On December 9, 2009, Messrs. Brown, Caponecchi, Weller, and Bianchi were awarded performance-based restricted stock that vests based on achieving cumulative Cash EPS of $4.76 for 2010 through 2012. On February 19, 2013, the Compensation Committee determined that the performance criteria was not met. As a result, Messrs. Brown, Caponecchi, Weller, and Bianchi forfeited 32,437, 16,219, 16,219 and 4,055 shares of restricted stock, respectively.
Employment Agreements
Messrs. Brown, Caponecchi, Weller and Bianchi
Messrs. Brown, Caponecchi, Weller, and Bianchi have employment agreements that have substantially the same terms, except with respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown and Weller were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreements with Messrs. Caponecchi and Bianchi were entered into during 2007 in connection with their hiring. Mr. Bianchi's agreement was also amended in April 2008.
The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Caponecchi, and Weller and 30 days' notice for Mr. Bianchi. The agreements may be terminated by Euronet with or without “cause” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.

If Euronet terminates an executive absent cause and prior to a “change in control” as discussed below, the employment agreements provide that Messrs. Brown, Caponecchi, Weller and Bianchi will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the continuation of health and life insurance benefits.
In general, voluntary termination by Messrs. Brown, Caponecchi, Weller and Bianchi does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.” In addition, voluntary termination by Mr. Bianchi prior to a "change in control" generally entitles Mr. Bianchi to the same severance benefits as a termination absent cause.
The following table summarizes the severance benefits due Messrs. Brown, Caponecchi and Weller upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination, and, in the case of Mr. Bianchi, the severance benefits due upon his termination without cause by Euronet or upon his voluntary termination for any reason:

Name	Base Salary	Unvested Equity Comp(1)		Benefits	Total
Michael J. Brown	$1,200,000	$14,633,952		$30,322	$15,864,274
Kevin J. Caponecchi	730,000	5,456,053		30,751	6,216,804
Rick L. Weller	730,000	6,821,472		30,094	7,581,566
Juan C. Bianchi	660,000	3,113,170	(2)	52,422	3,825,592
__________

(1)
Represents value of unvested awards at December 31, 2013 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed an annual increase in Cash EPS of 6% each year, which represents a reasonable estimate of average annual long-term equity returns, for performance-based restricted stock awards that vest based on the percentage growth in Cash EPS. Further, we have assumed that Euronet’s Common Stock price remains at the December 31, 2013 price through the 24 month vesting period.

(2)
For the purpose of this table, we have assumed that the growth in EBITDA for the Money Transfer division will be sufficient for the vesting of performance-based restricted stock during the 24 month period following termination, in accordance with the agreement.

In the event of a “change of control,” all equity incentive awards outstanding held by Messrs. Brown, Caponecchi, Weller and Bianchi will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities.

At current compensation levels, if the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would accrue to these Named Executive Officers:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$1,607,396	$19,485,460	$45,482	$21,138,338
Kevin J. Caponecchi	977,832	7,764,592	46,126	8,788,550
Rick L. Weller	977,832	9,005,008	45,140	10,027,980
Juan C. Bianchi	884,068	4,564,499	78,633	5,527,200
 __________

(1)	Represents the value of all unvested equity awards at December 31, 2013.

The Compensation Committee has considered the above “change of control” provisions in the Named Executive Officers' employment agreements, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.
Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Code, or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. Assuming calendar year 2013 federal and state income rates, a termination without cause or good reason in connection with a change in control, and in the case of Mr. Bianchi, termination without cause or voluntary termination for any reason, the tax gross-up payment each executive officer would be entitled to receive was $9,482,917 for Mr. Brown, $3,770,730 for Mr. Caponecchi, $4,093,418 for Mr. Weller and $2,091,212 for Mr. Bianchi.
The Compensation Committee has considered these tax gross-up clauses and has determined that it would not require elimination of such clauses where they appear in existing executive employment agreements. However, in February 2011, the Committee adopted a policy that from that date forward, it would not renew any existing agreements with tax gross-up clauses nor would it grant tax gross-up clauses in new executive employment agreements entered into by the Company.
In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our equity award agreements generally provide that all unvested equity awards outstanding shall vest immediately. As of December 31, 2013, the value of unvested equity awards outstanding that would vest in the event of death was $19,485,460 for Mr. Brown, $9,005,008 for Mr. Weller and $4,564,499 for Mr. Bianchi.
In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller and Bianchi provide for the payment of a lump-sum disability benefit equal to 12 months of the current base salary, which represents $600,000 for Mr. Brown, $365,000 for Mr. Weller and $330,000 for Mr. Bianchi. In addition, the provisions of our equity award agreements generally provide that all equity awards outstanding shall vest immediately. As of December 31, 2013, the value of unvested equity awards outstanding that would vest in the event of disability was $19,485,460 for Mr. Brown, $9,005,008 for Mr. Weller and $4,564,499 for Mr. Bianchi. The employment agreements with Messrs. Brown, Weller and Bianchi also provide that the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.
In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to 24 months of the current base salary, which represents a total of $730,000. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately, which represents $7,764,592 as of December 31, 2013. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.
Messrs. Brown, Caponecchi, Weller and Bianchi must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.

Mr. Fountas
Mr. Fountas’ employment agreement was entered into in October 2005 and was amended in February 2011 in connection with his promotion to Managing Director of the Europe EFT division. His employment agreement is generally governed by Greek law. Accordingly, the Company would make no payment upon his voluntary termination, termination absent cause, death or disability. Rather, Mr. Fountas is covered by Greek health and social security benefits. In the event Mr. Fountas resigns for good reason or is terminated without cause within one year of a “change in control,” all equity incentive awards outstanding held by him will become vested on the date of such termination, which were valued at $3,327,229 as of December 31, 2013. Mr. Fountas must not disclose confidential information during the term of his employment agreement and following termination. His agreement includes a restriction on his ability to compete with Euronet during the severance period following termination.

DIRECTOR COMPENSATION

Non-management Directors currently receive $150,000 annually for serving on the Board. The Board fee consists of annual cash compensation in the amount of $75,000 paid quarterly and common stock valued at $75,000 that is granted on the date of our annual meeting of stockholders and vests immediately. Non-management Directors receive additional annual compensation for serving in certain Board leadership roles as follows: (i) the Chairperson of the Audit Committee receives cash compensation of $15,000, (ii) the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee receives cash compensation of $10,000, and (iii) the Lead Independent Director receives cash compensation of $10,000. Non-management Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.
We believe that the compensation paid to non-management Directors in 2013 was appropriate and was properly weighted between cash and equity.
Paul Althasen resigned from his position as Executive Vice President on April 2, 2012. From that date forward, Mr. Althasen has been compensated for his Director duties consistent with the cash and equity compensation payable to non-management Directors. Mr. Althasen will not be considered an independent director under Nasdaq's rules until April 2, 2015.
During 2013, in addition to reimbursement of out-of-pocket expenses, each non-management Director, including Paul Althasen, was compensated as summarized in the table below:
Director Compensation for 2013

Name	Fees Earned or Paid in Cash	Stock Awards (3)(4)	Total
M. Jeannine Strandjord(1)	$100,000	$75,000	$175,000
Thomas A. McDonnell	75,000	75,000	150,000
Andrew B. Schmitt(2)	85,000	75,000	160,000
Dr. Andrzej Olechowski	75,000	75,000	150,000
Eriberto R. Scocimara	75,000	75,000	150,000
Paul S. Althasen	75,000	75,000	150,000
Lu M. Cordova	75,000	75,000	150,000
__________

(1)
Ms. Strandjord receives (i) an additional $15,000 in cash compensation annually in her role as Chairperson of the Audit Committee, and (ii) an additional $10,000 in cash compensation annually for her role as Lead Independent Director.

(2)	Mr. Schmitt receives an additional $10,000 in cash compensation annually for his role as Chairman of both the Nominating and Corporate Governance Committee and the Compensation Committee.

(3)
The stock awards granted to Directors as compensation vests immediately on the grant date. For 2013, the value per share at the grant date was $31.08 per share, for a total grant date fair value of $75,000 for each non-management Director. The aggregate grant date fair value is computed in accordance with FASB Accounting Standards Codification Topic 718.

(4)	As of December 31, 2013, Ms. Strandjord was the only non-management Director holding stock options (10,000 exercisable).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Lu M. Cordova, Thomas A. McDonnell, M. Jeannine Strandjord, Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara) (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.
None of the Company’s executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as the Company’s Director.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
In January 2008, we entered into a Non-Exclusive Aircraft Lease Agreement ("Lease Agreement ") with Birardi Investments, LLC (“Birardi”), a company that is fifty-percent (50%) owned by our CEO and Chairman of the Board of Directors, Mr. Brown. The Lease Agreement provided that Birardi would make a Sabreliner aircraft available to Euronet for transportation of executives for up to 100 hours per year (later increased to 110 hours per year, with no minimum usage requirements), in consideration of payment of a fee of $2611.00 per hour. The Audit Committee of the Board examined the arrangements provided under the Lease Agreement in comparison to aircraft leasing arrangements available in the market and determined that the terms of the Lease Agreement were fair to Euronet. The total amount paid to Birardi under the Lease Agreement during the year 2013 was $306,188.
On January 1, 2014, we entered into a Non-Continuous Aircraft Dry Lease with Birardi (the "Birardi Dry Lease") to replace the Lease Agreement, whereby the fee was increased to $3611.00 per hour. In addition, we entered into a separate Non-Continuous Aircraft Dry Lease with M+M X, LLC, a company that is jointly owned by Mr. Brown the ("M+M Lease") under substantially similar terms as the Birardi Dry Lease with an identical fee of $3611.00 per hour. The M+M Lease makes a Cessna Model 750 aircraft available to Euronet for transportation of executives. The Audit Committee of the Board examined the Birardi Dry Lease and the M+M Lease and determined that the terms of each arrangement were fair to Euronet.
Our Code of Conduct provides that no related party transaction that would require disclosure under the U.S. securities laws may be consummated or continued unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Lease Agreement, the Birardi Dry Lease and the M+M Lease, which were approved by the Compensation Committee, were each ratified by the Audit Committee in accordance with this policy.
All of our Directors, with the exception of Messrs. Brown and Althasen, are independent under the listing standards of The Nasdaq Stock Market LLC.

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee reviewed and discussed Euronet’s audited consolidated financial statements for fiscal year 2013 with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, "Communications With Audit Committees", which supersedes Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Euronet’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Audit Committee
M. Jeannine Strandjord, Chair
Lu M. Cordova
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara
The Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.
Fees of the Company’s Independent Auditors
KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2013. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness of our internal control over financial reporting as of December 31, 2013.
Audit Fees
Audit fees for financial statement audits were $1,658,000 during 2013 and $1,608,000 during 2012. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with integrated audits and statutory filings, comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees
Audit-related fees were $400 during 2013 and $2,000 during 2012. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation and other attest services.
Tax Fees
Tax fees were $64,700 during 2013 and $50,000 during 2012. This category includes fees associated with tax compliance and other services related to tax disclosure and filing requirements.

All Other Fees
No other fees were paid to KPMG LLP during both 2013 and 2012.
The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG LLP.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies that prohibit us from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.
The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2013.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us and representations made to us that no other reports were required, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2013, except that (a) Form 4/A's reporting the vesting of performance based awards on February 27, 2013 for Michael Brown, Kevin Caponecchi, Rick Weller, Juan Bianchi and Jeffrey Newman were filed late on July 3, 2013, (b) for Nikos Fountas, a Form 4 reporting the vesting of restricted stock units on February 23, 2013 was filed late on March 1, 2013, and a separate Form 4/A amending the number of stock options granted and reporting a grant of restricted stock units made on December 14, 2011 was filed on March 27, 2013, (c) a Form 4 filed on December 12, 2013 adjusted the number of shares held to reflect shares sold prior to calendar year 2010 for Mr. Caponecchi, and (d) a Form 4 reporting the sale of shares from a family trust on October 31, 2013 for Mr. Brown was filed late on November 6, 2013.

OTHER MATTERS
Other Business
The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Householding
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our annual report to Stockholders and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of the Notice and, if applicable, our annual report to Stockholders and/or proxy statement, we will send copies to you if you contact us by writing to the Secretary of Euronet, 3500 College Boulevard, Leawood, Kansas 66211 or by calling (913) 327-4200. If you and other residents at your address have been receiving multiple copies of the Notice and, if applicable, our annual report to Stockholders and proxy statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Proposals for Inclusion in Euronet’s Proxy Statement
You may submit proposals for consideration at future Stockholder meetings. For a Stockholder proposal to be considered for inclusion in Euronet’s proxy statement for the annual Stockholder meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 10, 2014. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of Stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Secretary
Euronet Worldwide, Inc.
3500 College Blvd.
Leawood, Kansas 66211
If Euronet intends to exclude such a Stockholder proposal from its proxy statement, it must file its reasons with the SEC no later than 80 calendar days before the filing date of its definitive proxy statement and simultaneously provide the Stockholder with a copy of Euronet’s submission.
Proposals Not Intended for Inclusion in Euronet’s Proxy Statement
For a Stockholder proposal that is not intended to be included in Euronet’s proxy statement for the annual meeting next year under Rule 14a-8, the Stockholder must provide the information required by our Bylaws and give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on January 21, 2015; and

•	not later than the close of business on February 20, 2015.
If the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of Euronet’s Annual Meeting for 2014, then notice of a Stockholder proposal that is not intended to be included in Euronet’s proxy statement under Rule 14a-8 must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting, or if later, the tenth day following the day on which the notice of the annual meeting was first publicly disclosed.
Recommendations or Nominations of Individuals to Serve as Directors
You may propose Director candidates for consideration by the Board’s Nominating & Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.
You may send a proposed Director’s candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the next annual meeting subject to the advance notice provisions in our Bylaws.
Deadline to Propose or Nominate Individuals to Serve as Directors
Our Bylaws permit Stockholders to nominate Directors for election at an annual Stockholder meeting. To nominate a Director, the Stockholder must deliver the information required by our Bylaws.
To nominate an individual for election at the 2015 Annual Meeting, the Stockholder must give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 21, 2015 and the close of business on February 20, 2015, unless the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our Annual Meeting for 2014, then the nomination must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting or, if later, the tenth day following the day on which the 2015 Annual Meeting was first publicly disclosed.

Availability of Euronet’s Bylaws
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making Stockholder proposals and nominating director candidates. A copy of our Amended and Restated Bylaws is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on April 19, 2013.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary
April 9, 2014

*** Exercise Your *Right* to Vote ***

EURONET WORLDWIDE, INC.

EURONET WORLDWIDE, INC.
3500 COLLEGE BLVD.
LEAWOOD, KS 66211

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Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 24, 2014
Date: May 21, 2014 **Time:** 1:00 PM CDT
Location: Euronet Worldwide, Inc.
3500 College Blvd.
Leawood, KS 66211

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 07, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees
01 Dr. Andrzej Olechowski 02 Eriberto R. Scocimara

The Board of Directors recommends you vote FOR proposals 2 and 3

3. Advisory vote on executive compensation.

NOTE: Consideration of such other business as may properly come before the meeting or any adjournment of the meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.euronetworldwide.com

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EURONET WORLDWIDE, INC.
3500 COLLEGE BLVD.
LEAWOOD, KS 66211

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Dr. Andrzej Olechowski   02 Eriberto R. Scocimara

The Board of Directors recommends you vote FOR proposals 2 and 3	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as Euronet's independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
3. Advisory vote on executive compensation.	☐	☐	☐

NOTE: Consideration of such other business as may properly come before the meeting or any adjournment of the meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.euronetworldwide.com

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

EURONET WORLDWIDE, INC.
Annual Meeting of Stockholders
May 21, 2014 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, each with full power of substitution, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the Annual Meeting of Stockholders, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EURONET WORLDWIDE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 21, 2014, at Euronet's Corporate Headquarters at 3500 College Blvd. Leawood, KS 66211, and at any postponement(s) or adjournment(s) thereof, and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters come before the Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof, the persons named as proxies will vote in their discretion.

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Continued and to be signed on reverse side